EXHIBIT 99.1

January 25, 2005

FOR IMMEDIATE RELEASE

SCS Transportation, Inc. Announces 2004 Results

29% Increase in Full-Year Net Income

(KANSAS CITY, Mo.) — SCS Transportation, Inc. (NASDAQ: SCST) today reported full-year 2004 revenue of $982.3 million, up 19 percent from $827.4 million in 2003. Net income increased 29 percent to $19.3 million for 2004, compared with $14.9 million in 2003. Earnings per share for 2004 were $1.26, up 27 percent from $0.99 per share the previous year.

Results for 2004 include costs of $0.08 per share related to Saia’s first-half acquisition of Clark Bros., Inc. and previously announced charges for an increase in the actuarially estimated liability of Jevic workers’ compensation claims, of which $0.18 per share related to prior-year claims. In addition, 2004 results benefited by $0.12 per share from the sale of assets.

“Our most significant strategic event in 2004 was the successful acquisition by Saia of trucking operations in the Midwest and Plains States — expanding the Saia service area for customers and adding to earnings in the first year of the integration,” said Bert Trucksess, chairman, president and chief executive officer.

“We are also pleased to report continued strong growth in core operating profitability in our second full year as an independent public company. We are optimistic about prospects for 2005, as we expect ongoing improvement from company-specific initiatives, as well as favorable industry supply-demand fundamentals,” added Trucksess.

Fourth-quarter revenue was $251.9 million, up 21 percent from $207.5 million a year earlier. Net income of $4.6 million and earnings per share of $0.30 were both unchanged from the fourth quarter of 2003. Fourth-quarter 2004 results reflect the previously announced $0.15 per share charge for an increase in the actuarially estimated liability of workers’ compensation claims at Jevic. In addition, the fourth quarter of 2004 benefited from a reduction in income taxes related to the favorable resolution of various tax matters of $0.04 per share, compared to a similar $0.06 per share benefit in the fourth quarter of 2003.

SCS Transportation Announces 2004 Results

Operating Companies

Saia revenue was $165.6 million in the fourth quarter, up 28 percent from a year earlier. Operating income for Saia was $10.1 million, up 36 percent from the prior-year quarter. Saia’s fourth-quarter operating ratio was 93.9 percent, an improvement from 94.3 percent a year earlier. Saia less-than-truckload (LTL) tonnage rose 19 percent from the prior-year quarter and LTL revenue per hundredweight, excluding fuel surcharge, was up 3 percent. Adjusted for the pro forma effects of the Clark acquisition, Saia revenue was up 13 percent and operating income was up 25 percent, both over the fourth quarter of 2003.

Jevic fourth-quarter revenue was $86.3 million, up 11 percent from the prior-year quarter. Operating income for Jevic was $0.6 million, which includes the $3.8 million workers’ compensation charge. Excluding the workers’ compensation charge, Jevic’s fourth-quarter operating ratio improved to 94.9 percent versus 96.2 percent a year earlier due primarily to property gains. Revenue growth was boosted by strong yield performance in both LTL and truckload segments, along with modest tonnage growth.

Outlook and Financial Position

Based on current trends and conditions, management expects 2005 earnings per share in a range of $1.65 to $1.80.

The Company is planning for net capital expenditures of approximately $60 million in 2005 and is evaluating several strategic real estate opportunities within existing geography that could add up to $25 million. In 2004, net capital expenditures were $56 million.

SCS Transportation ended 2004 financially strong with a debt to total capital ratio of 37 percent, down from 38 percent at December 31, 2003. The Company’s 2004 Clark acquisition, as well as its 2004 capital expenditures, were substantially funded from cash and cash flows from operations.

Conference Call

SCS Transportation will hold its quarterly conference call on Wednesday, January 26, 2005, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). Hosting the call will be Bert Trucksess, chairman, president and CEO, and Jim Bellinghausen, vice president of finance and CFO. To participate, please dial 1-800-275-8866, or 1-706-634-4936 for international calls. Callers should dial in five to ten minutes before the starting time. This call will be webcast live via the Company’s web site at www.scstransportation.com and will be archived on the site for 30 days.

SCS Transportation Announces 2004 Results

A replay of the call also will be available from two hours after completion through February 2, 2005, by dialing 1-800-642-1687 and using conference code 3257745.

SCS Transportation, Inc. provides trucking transportation and supply chain solutions to a broad base of customers across the United States. With annual revenue approaching $1 billion, the Company focuses on regional and interregional less-than-truckload (LTL) and selected truckload (TL) services. Operating subsidiaries are Saia, a multi-region LTL carrier based in Duluth, Ga., and Jevic, a hybrid LTL and truckload carrier based in Delanco, N.J. Headquartered in Kansas City, Mo., SCST has approximately 8,300 employees nationwide.

     The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

     Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words or expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding our future financial condition and results of operations and our business operations in this release. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to, general economic conditions; labor relations; cost and availability of qualified drivers, fuel, purchased transportation and operating assets; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with recent legislation requiring companies to evaluate their internal control over financial reporting and Homeland Security; dependence on key employees; inclement weather; integration risks; competitive initiatives and pricing pressures; terrorism risks; self-insurance claims, equity-based compensation and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

# # #

INVESTOR CONTACT:	Greg Drown
SCS Transportation, Inc.
816-714-5906
gdrown@scstransportation.com

MEDIA CONTACT:	Dick Johnson
Johnson Strategic Communications, Inc.
913-649-8885
dick@johnsonstrategic.com

Editor’s note: Photography, video B-roll and logos for SCS Transportation are available upon request.

SCS Transportation, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,499	$30,870
Accounts receivable	110,044	93,283
Prepaid expenses and other	35,721	30,361

Total current assets	153,264	154,514

PROPERTY AND EQUIPMENT:
Cost	569,526	519,715
Less: Accumulated depreciation	248,914	227,322

Net property and equipment	320,612	292,393

GOODWILL AND OTHER ASSETS	34,862	17,159

Total assets	$508,738	$464,066

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and checks outstanding	$33,193	$27,545
Wages and employees’ benefits	35,761	30,779
Other current liabilities	28,981	30,552
Current portion of long-term debt	1,263	—

Total current liabilities	99,198	88,876

OTHER LIABILITIES:
Long-term debt	121,547	116,510
Deferred income taxes	57,662	50,623
Claims, insurance and other	17,789	18,475

Total other liabilities	196,998	185,608

SHAREHOLDERS’ EQUITY:
Common stock	15	15
Additional paid-in capital	205,800	201,743
Deferred compensation trust	(1,116)	(760)
Retained earnings (deficit)	7,843	(11,416)

Total shareholders’ equity	212,542	189,582

Total liabilities and shareholders’ equity	$508,738	$464,066

SCS Transportation, Inc. and Subsidiaries
Condensed Consolidated Income Statements
For the Quarter and Year Ended December 31, 2004 and 2003
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarter		Year Ended
	2004	2003	2004	2003
OPERATING REVENUE	$251,938	$207,456	$982,270	$827,359

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	141,211	117,513	549,511	465,714
Purchased transportation	23,282	19,124	92,099	81,551
Operating expenses and supplies	51,000	37,192	187,096	145,363
Operating taxes and licenses	9,941	8,246	38,017	32,431
Claims and insurance	6,687	6,070	27,758	25,391
Depreciation and amortization	12,011	11,124	47,968	44,039
Operating (gains) and losses	(1,333)	(116)	(3,067)	(12)
Integration charges	—	—	2,054	—

Total operating expenses	242,799	199,153	941,436	794,477

OPERATING INCOME	9,139	8,303	40,834	32,882

NONOPERATING EXPENSES:
Interest expense	2,439	2,398	9,735	9,460
Other, net	(166)	(172)	(312)	(490)

Nonoperating expenses, net	2,273	2,226	9,423	8,970

INCOME BEFORE INCOME TAXES	6,866	6,077	31,411	23,912
Income tax provision	2,239	1,523	12,152	8,979

NET INCOME	$4,627	$4,554	$19,259	$14,933

Average common shares outstanding — basic	14,940	14,708	14,858	14,687

Average common shares outstanding — diluted	15,347	15,180	15,312	15,129

Basic earnings per share	$0.31	$0.31	$1.30	$1.02

Diluted earnings per share	$0.30	$0.30	$1.26	$0.99

SCS Transportation, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Year Ended December 31, 2004 and 2003
(Amounts in thousands)
(Unaudited)

	2004	2003
OPERATING ACTIVITIES:
Net cash from operating activities	$54,894	$58,270

INVESTING ACTIVITIES:
Acquisition of property and equipment	(67,113)	(55,548)
Proceeds from disposal of property and equipment	10,670	5,718
Acquisition of subsidiary, net of cash received	(23,549)	—

Net cash used in investing activities	(79,992)	(49,830)

FINANCING ACTIVITIES:
Proceeds from stock option exercises	1,727	558

Net cash from financing activities	1,727	558

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(23,371)	8,998
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	30,870	21,872

CASH & CASH EQUIVALENTS, END OF PERIOD	$7,499	$30,870

Saia Motor Freight Line, Inc.
Financial Information
For the Quarter and Year Ended December 31, 2004 and 2003
(Amounts in thousands)

	Fourth Quarter		%	Year Ended		%
	2004	2003	Change	2004	2003	Change
Operating revenue (excluding fuel surcharge)	152,747	125,253	22.0	607,810	502,319	21.0
Operating revenue	165,647	129,592	27.8	645,374	520,668	24.0
Operating income	10,090	7,404		35,823	27,710
Integration charges	—	—		2,054	—
Operating ratio	93.9	94.3		94.4	94.7
Operating ratio excluding integration charges	93.9	94.3		94.1	94.7

					Fourth Quarter
		Fourth Quarter		%	Amount/Workday		%
		2004	2003	Change	2004	2003	Change
Workdays					61	62
F/S Revenue	LTL	153,440	119,135	28.8	2,515.4	1,921.5	30.9
	TL	12,207	10,457	16.7	200.1	168.7	18.6
	Total	165,647	129,592	27.8	2,715.5	2,090.2	29.9
Revenue excluding	LTL	153,018	118,896	28.7	2,508.5	1,917.7	30.8
revenue recognition	TL	12,173	10,436	16.6	199.6	168.3	18.6
adjustment	Total	165,191	129,332	27.7	2,708.1	2,086.0	29.8
Tonnage	LTL	715	601	18.9	11.72	9.69	20.9
	TL	148	139	5.9	2.42	2.25	7.6
	Total	863	740	16.5	14.14	11.94	18.4
Shipments	LTL	1,285	1,097	17.1	21.06	17.69	19.0
	TL	20	18	11.5	0.33	0.29	13.3
	Total	1,305	1,115	17.0	21.39	17.98	18.9
Revenue/cwt.	LTL	10.70	9.89	8.2
	TL	4.13	3.75	10.1
	Total	9.58	8.74	9.7
Revenue/cwt.	LTL	9.81	9.54	2.9
(excluding fuel surcharge)	TL	4.08	3.72	9.7
	Total	8.83	8.44	4.6
Revenue/shipment	LTL	119.10	108.37	9.9
	TL	611.25	584.06	4.7
	Total	126.61	116.00	9.1
Pounds/shipment	LTL	1,113	1,096	1.6
	TL	14,815	15,592	(5.0)
	Total	1,322	1,328	(0.5)

Jevic Transportation, Inc.
Financial Information
For the Quarter and Year Ended December 31, 2004 and 2003
(Amounts in thousands)

	Fourth Quarter		%	Year Ended		%
	2004	2003	Change	2004	2003	Change
Operating revenue (excluding fuel surcharge)	79,404	75,141	5.7	316,722	295,473	7.2
Operating revenue	86,291	77,864	10.8	336,896	306,691	9.8
Operating income	586	2,987		8,886	9,434
Actuarial workers’ compensation charge*	3,800	—		4,400	—
Operating ratio	99.3	96.2		97.4	96.9
Operating ratio excluding actuarial charge*	94.9	96.2		96.1	96.9

					Fourth Quarter
		Fourth Quarter		%	Amount/Workday		%
		2004	2003	Change	2004	2003	Change
Workdays					62	62
F/S Revenue	LTL	55,525	50,970	8.9	895.6	822.1	8.9
	TL	27,520	24,127	14.1	443.9	389.1	14.1
	Other	3,246	2,767	17.3	52.4	44.6	17.3
	Total	86,291	77,864	10.8	1,391.9	1,255.8	10.8
Revenue excluding	LTL	55,364	50,823	8.9	893.0	819.7	8.9
revenue recognition	TL	27,440	24,054	14.1	442.6	388.0	14.1
adjustment	Other	3,246	2,767	17.3	52.4	44.6	17.3
	Total	86,050	77,644	10.8	1,388.0	1,252.3	10.8
Tonnage	LTL	257	259	(0.8)	4.14	4.17	(0.8)
	TL	300	290	3.4	4.84	4.68	3.4
	Total	557	549	1.4	8.98	8.85	1.5
Shipments	LTL	217	214	1.3	3.50	3.45	1.3
	TL	35	34	4.2	0.57	0.54	4.2
	Total	252	248	1.7	4.07	3.99	1.6
Revenue/cwt.	LTL	10.79	9.82	9.8
	TL	4.58	4.15	10.3
	Total	7.44	6.82	9.0
Revenue/cwt.	LTL	9.89	9.47	4.5
(excl. fuel surcharge)	TL	4.19	4.00	5.0
	Total	6.82	6.58	3.7
Revenue/shipment	LTL	255.34	237.36	7.6
	TL	780.72	713.35	9.4
	Total	328.62	302.12	8.8
Pounds/shipment	LTL	2,367	2,416	(2.0)
	TL	17,065	17,203	(0.8)
	Total	4,421	4,428	(0.2)

*	Charges of $3.8 million in 4Q04 and $1.9 million in 3Q04 recorded to reflect actuarially estimated liability of workers compensation claims, of which $4.4 million relates to increases in actuarial estimates for prior-year claims.